Exhibit 10.2

SECOND AMENDMENT TO SECOND AMENDED AND RESTATED

MASTER COVENANT AGREEMENT

THIS SECOND AMENDMENT TO SECOND AMENDED AND RESTATED MASTER COVENANT AGREEMENT (this “Amendment”) is made as of October 3, 2022, by and between GPM INVESTMENTS, LLC, a Delaware limited liability company (“GPM”), and M&T BANK, a New York banking corporation (“M&T”).

RECITALS

WHEREAS, GPM and M&T entered into that certain Second Amended and Restated Master Covenant Agreement dated as of June 24, 2021, as modified by that certain Amendment to Second Amended and Restated Master Covenant Agreement dated as of October 14, 2021 (collectively, as further modified or amended from time to time, the “Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement);

WHEREAS, Section 3.02 of the Agreement requires that GPM shall deliver a copy of any amendment or modification to the PNC Credit Agreement to M&T within ten (10) days following the execution thereof (the “PNC Amendment Requirement”);

WHEREAS, the PNC Credit Agreement has been amended pursuant to that certain Sixth Amendment to Third Amended, Restated and Consolidated Revolving Credit and Security Agreement dated as of July 22, 2022 (the “PNC Amendment”), a copy of which has been delivered to M&T pursuant to the PNC Amendment Requirement; and

WHEREAS, GPM and M&T mutually desire to modify and amend the provisions of the Agreement in the manner hereinafter set out for purposes of conforming the Agreement to the PNC Credit Agreement as modified by the PNC Amendment, it being specifically understood that, except as herein modified and amended, the terms and provisions of the Agreement shall remain unchanged and continue in full force and effect as therein written.

AGREEMENT

NOW, THEREFORE, effective as of the date first written above, GPM and M&T, in consideration of M&T’s continued extension of credit and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the foregoing, hereby agree that the Agreement shall be, and the same hereby is, modified and amended as follows:

A. Conditions Precedent to Effectiveness of Modification. This Amendment shall become effective as of the date the following conditions precedent have been satisfied in M&T’s sole discretion or waived by M&T, for whose sole benefit such conditions exist (the “Amendment Effective Date”):

(a) GPM shall have executed and delivered this Amendment to M&T;

(b) M&T shall have executed this Amendment;

(c) GPM shall have paid to M&T all fees due and payable in connection with this Amendment, including, without limitation, all administrative expenses, legal fees (including attorneys’ fees) and/or out-of-pocket expenses;

(d) since December 31, 2021, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect; and

(e) M&T shall have received such other documents as M&T or M&T’s counsel may reasonably request, including, without limitation, written confirmation (or other evidence satisfactory to M&T and M&T’s counsel that the PNC Amendment has become effective as of the Amendment Effective Date).

B. Modifications. Upon satisfaction of the foregoing conditions precedent, the Agreement shall be, without further act or deed, modified and amended as follows, effective as of the Amendment Effective Date:

1.
Section 1 of the Agreement, entitled “Definitions”, is hereby modified and amended by adding the following defined terms in alphabetical order as follows:

“Internal Restructuring” shall have the meaning given to such term in the Sixth Amendment.

“Quarles” shall mean Quarles Petroleum, Incorporated, a Virginia corporation.

“Quarles Acquisition” shall mean the acquisition of the fleet fueling business, dealers business and lubes business of Quarles, pursuant to the Quarles Acquisition Agreement.

“Quarles Acquisition Agreement” shall mean that certain Asset Purchase Agreement dated as of February 18, 2022 (together with the exhibits and disclosure schedules thereto), among Quarles and GPM Empire and, solely with respect to the Supplier Based Intangible (as defined therein), GPM Petroleum, LLC, as in effect on the Sixth Amendment Closing Date and as amended from time to time prior thereto.

“Quarles Assets” shall mean the “Purchased Assets” as defined in the Quarles Acquisition Agreement.

“Sixth Amendment” shall mean that certain Sixth Amendment and Joinder to Third Amended, Restated and Consolidated Revolving Credit and Security Agreement dated as of the Sixth Amendment Closing Date, by and among the Borrowers, the Guarantors, the Lenders and Agent.

“Sixth Amendment Closing Date” shall mean July 22, 2022.

2.
Section 1 of the Agreement, entitled “Definitions”, is hereby further modified and amended by deleting and restating the following defined terms in their entireties as follows:

“Change of Ownership” shall mean: (a) if during any twelve (12) consecutive month period, a majority of the managers of GPM cease to be composed of individuals (i) who were managers on the first day of such period, (ii) whose election or nomination as managers of GPM was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of the managers, or (iii) whose election or nomination as managers by the member(s) of GPM was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of the managers, (b) any Person, entity or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, but excluding any Permitted Holder) shall have acquired beneficial ownership or control of more than 50% of the outstanding voting or economic Equity Interests of ARKO Corp., (c) ARKO Corp. shall cease to beneficially own and Control, of record and beneficially, directly or indirectly, at least 50.1% of the outstanding voting or economic Equity Interests of GPM, (d) 100% of the Equity Interests of the Borrowers other than GPM are no longer owned or controlled, directly or indirectly, by GPM, (d) 100% of the Equity Interests of Arko 21 are no longer owned or controlled by ARKO Corp., and (e) any merger, consolidation or sale of substantially all of the property or assets of any Borrower except with or into another Borrower and except as otherwise permitted herein.

“Consolidated EBITDA” shall mean net income of Borrowers on a Consolidated Basis (without duplication), plus (in each case, solely to the extent deducted in arriving at net income):

(a)
Consolidated Interest Expense for such period;
(b)
federal, state and local income tax expense (including Tax Distributions), taxes on profit or capital (including without limitation, state franchise and similar taxes), and foreign franchise tax, withholding tax and like income tax paid or accrued by the Borrowers and their Subsidiaries for such period;
(c)
depreciation and amortization expenses for such period;
(d)
fees, expenses and other charges related to the Empire Acquisition in an aggregate principal amount not to exceed $10,000,000;
(e)
fees, expenses and other charges related to Permitted Acquisitions (other than the Empire Acquisition), investments or Dispositions to the extent permitted under the Other Documents (including those undertaken but not completed and those for which a purchase agreement was not signed), provided that the amounts set forth in this clause (v) shall not exceed the greater of (x) $10,000,000 or (y) 5% of the purchase price for all Permitted Acquisitions, in each case, in the aggregate for the applicable Test Period; provided, further, (A) that the amounts set forth in this clause (v) in respect of such Permitted Acquisitions, investments or Dispositions for which a purchase agreement has not been signed shall not exceed $2,000,000 in the aggregate for the applicable Test Period and (B) the dollar caps in this clause (v) shall not include purchases that occurred prior to the Closing Date;
(f)
any losses, charges or expenses that are extraordinary, unusual or non-recurring (including losses on sale of assets or businesses outside the ordinary course of business and relating to or arising in connection with claims or litigation (including legal fees, settlements, judgments and awards)), provided that such amounts, taken together with all other add-backs that are subject to the Aggregate Cap, do not exceed the Aggregate Cap;
(g)
any non-cash expenses, losses, charges or impairments, amortization charges or asset write offs and write downs (but excluding any write offs or write downs of inventory), including any non-cash compensation charges and expenses or relating to the incurrence of obligations in respect of an “earn-out” or similar contingent obligations (but only for so long as such expense, loss or charge remains a non-cash contingent obligation); provided that if any such non-cash expenses, losses, charges or impairments represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period;
(h)
non-recurring cash expenses for restructuring charges or expenses, integration expenses, accruals, reserves and business optimization expenses (including store opening and closing costs); provided that such amounts, taken together with all other add-backs that are subject to the Aggregate Cap, do not exceed the Aggregate Cap;
(i)
net unrealized losses on Interest Rate Hedges and fuel hedges permitted under Section 7.26 of the PNC Credit Agreement; and
(j)
(A) net cost savings and operating expense reductions actually implemented by the Borrowers or any Subsidiary of a Borrower or related to the Transactions or a Permitted Acquisition, which are expected to be realized in the good faith judgment of the Borrowers within 18 months from the end of the applicable Test Period, or from the consummation of the Permitted Acquisition, as applicable, and (B) synergies projected to be realized as a result of actions taken which are expected to be realized in the good faith judgment of the Borrowers within 18 months from the end of the applicable Test Period, or from the consummation of the Permitted Acquisition, as applicable, so long as (A) and (B) are reasonably identifiable and factually supportable as certified by a responsible officer of the Borrowers; provided that such amounts, taken together with all other add-backs that are subject to the Aggregate Cap, do not exceed the Aggregate Cap; minus (in each case, solely to the extent included in arriving at net income):
(k)
unusual, extraordinary or non-recurring gains;
(l)
all non-cash items increasing net income of Borrowers on a Consolidated Basis in such period except for non-cash items that amortize for cash or equipment in a prior period; and
(m)
net unrealized gains on Interest Rate Hedges and fuel hedges permitted under

Section 7.26 of the PNC Credit Agreement.

Notwithstanding the foregoing or anything herein to the contrary, (x) for the purpose of calculating Consolidated EBITDA for any Test Period, if during such Test Period Borrowers or any Subsidiary shall have made a Permitted Acquisition, Consolidated EBITDA for such Test Period shall be calculated after giving effect on a pro forma basis to the earnings before interest, taxes, depreciation and amortization of any acquired entity, including, in each case during such period, as if such Permitted Acquisition had occurred on the first day of such period, (y) for purposes of calculating Consolidated EBITDA with respect to any Subsidiary other than the MLP that is not a wholly-owned Subsidiary, such calculation shall exclude the pro rata portion of gains and losses that are (i) attributable to minority interests in such Subsidiary or (ii) not available for distribution to or for the account of a Borrower or its Subsidiary that is a wholly-owned Subsidiary, and (z) solely for purposes of calculating the portion of Consolidated EBITDA with respect to the MLP, (A) the amount of any general partner distributions projected to be payable to or accrued for the benefit of the wholly-owned general partner of the MLP (provided that if such distributions are not payable to such general partner, they shall be payable to another wholly-owned Subsidiary of the Borrowers) in the applicable fiscal quarter and the three immediately succeeding fiscal quarters shall be included and (B) any Second Tier Distributions (as such term is defined in the Third Amended and Restated Agreement of Limited Partnership of the MLP) in an aggregate amount not to exceed $7,000,000 projected to payable to or accrued for the benefit of a Borrower (provided that if such distributions are not payable to a Borrower, they shall be payable to another wholly-owned Subsidiary of a Borrower) in the fiscal quarter in which the Empire Acquisition is consummated and in the three immediately succeeding fiscal quarters, to the extent not paid prior to the Closing Date, shall be included and (C) such calculation shall exclude the pro rata portion of gains and losses that are (i) attributable to minority interests in the MLP or (ii) not available for distribution to or for the account of a Borrower or its wholly-owned Subsidiary; provided, that (A) to the extent any amount added back pursuant to clause (z)(A) above shall not have been received by the general partner of the MLP (or such other wholly-owned Subsidiary, as applicable) by January 31, 2021, there shall be a reduction in Consolidated EBITDA in the immediately succeeding Test Period in an amount equal to the difference between the amount so added back and the amount actually received by such general partner or wholly-owned Subsidiary and (B) to the extent any amount added back pursuant to clause (z)(B) above shall not have been received by such Borrower (or such other wholly-owned Subsidiary, as applicable) within 12 months of the consummation of the Empire Acquisition, there shall be a reduction in Consolidated EBITDA in the immediately succeeding Test Period in an amount equal to the difference between the amount so added back and the amount actually received by such Borrower or wholly-owned Subsidiary.

“GPMI Operating Agreement” shall mean that certain Sixth Amendment and Restatement of the Limited Liability Company Operating Agreement of GPM Investments, LLC, dated as of the Closing Date, as amended, amended and restated or otherwise modified from time to time in accordance with the terms hereof, and, upon the Internal Restructuring, that certain Seventh Amendment and Restatement of the Limited Liability Company Operating Agreement of GPM Investments, LLC, dated as of the date of the applicable Internal Restructuring, in form and substance reasonably acceptable Agent, and as amended, amended and restated or otherwise modified from time to time in accordance with the terms hereof.

“Guarantor” shall mean:

(1) until the consummation of the Internal Restructuring, Holdings, Arko, Haymaker or any other Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations and “Guarantors” means collectively all such Persons, and

(2) upon and at all times after the Internal Restructuring, Arko or any other Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations and “Guarantors” means collectively all such Persons.

“Holdings” shall mean GPM Holdings, Inc., a Delaware corporation, and its successors and assigns.

“Permitted Acquisitions” shall mean:

(a)
the Empire Acquisition; provided, however, that no assets acquired in the Empire Acquisition shall be included in the Formula Amount until Agent has received a field examination and appraisal of such assets, in each case, in form and substance acceptable to Agent;
(b)
the Quarles Acquisition; provided, however, that no Receivables acquired in the Quarles Acquisition or generated from the Quarles Assets shall be included in the Formula Amount until Agent has received a field examination of such Receivables, in form and substance acceptable to Agent, and, to the extent required by Agent in its Permitted Discretion, implemented any changes to the eligibility criteria, Advance Rates and/or Formula Amount sublimits as a result of such field examination;
(c)
any acquisition that has the closing purchase price funded solely by the MLP (except up to $2,000,000 of the purchase price plus the amount of inventory acquired, funded and to be retained by a Borrower for sale in the ordinary course of business); or
(d)
any other acquisition that meets the following conditions:
(i)
at least ten (10) Business Days prior to the date on which any such purchase or acquisition is to be consummated, the Borrowers shall deliver to Agent, on behalf of the Lenders, (i) a description of the proposed acquisition, (ii) to the extent available, a due diligence package (including other customary third party reports that are permitted to be shared), (iii) to the extent available, a quality of earnings report and (iv) such additional information regarding the target of the proposed acquisition as reasonably requested by Agent.
(ii)
such Person and its Subsidiaries shall be required to become Borrowers hereunder and under the other applicable Other Documents pursuant to one or more joinder agreements in form reasonably satisfactory to the Agent and otherwise comply with its obligations under Section 7.12 of the PNC Credit Agreement within the timeframes set forth therein; provided, that this clause (ii) shall not apply with respect to Persons (or their assets) and their respective Subsidiaries that are not required to become Borrowers (or assets with respect to which the Agent does not receive a security interest) pursuant to Section 7.12 of the PNC Credit Agreement; provided, further, that the total consideration paid during the term of this Agreement in respect of all Permitted Acquisitions with respect to which the acquisition target does not become a Borrower, as set forth in Section 7.12 of the PNC Credit Agreement, or the purchased assets are not required to become Collateral, as set forth in Section 7.12 of the PNC Credit Agreement, shall not exceed an amount equal to $5,000,000 (provided that any cash and Cash Equivalents in foreign bank accounts of Foreign Subsidiaries shall not be subject to such cap);
(iii)
immediately before and immediately after giving effect to any such purchase and any Indebtedness incurred or assumed in connection therewith on a Pro Forma Basis, no Event of Default shall have occurred and be continuing; provided that in connection with a Limited

Condition Acquisition, compliance with this clause (iii) shall be required on the date of signing such Limited Condition Acquisition and shall require that no Specified Event of Default shall have occurred and be continuing immediately before and after giving effect to such Permitted Acquisition and any Indebtedness assumed or incurred in connection therewith;
(iv)
the acquisition of such Person and its Subsidiaries would not cause the Borrowers to breach the covenant contained in Section 7.9 of the PNC Credit Agreement;
(v)
such acquisition is not a hostile or contested acquisition;
(vi)
either (A) at the time of and after giving effect to such acquisition, Borrowers have Undrawn Availability and Average Undrawn Availability of not less than twenty five percent (25%) of the Maximum Revolving Advance Amount or (B) (I) at the time of and after giving effect to such acquisition, Borrowers have Undrawn Availability and Average Undrawn Availability of not less than fifteen percent (15%) of the Maximum Revolving Advance Amount and (II) the Borrowers shall have delivered to Agent a pro forma balance sheet, pro forma financial statements and a compliance certificate demonstrating that, upon giving effect to such acquisition on a Pro Forma Basis, the Fixed Charge Coverage Ratio of the Borrowers on a Consolidated Basis, would be not less than 1:10 to 1.00, measured as of the most recent Test Period; and
(vii)
no assets acquired in any such acquisition shall be included in the Formula Amount until Agent has received a field examination and appraisal of such assets, in form and substance acceptable to Agent; provided, however, that in the case of any Permitted Acquisition where the acquired convenience store assets do not exceed ten percent (10%) of the Formula Amount (before including the acquired assets in the Formula Amount), such convenience store assets may be included in the Formula Amount prior to Agent receiving a field examination or appraisal for such assets to the extent such assets otherwise satisfy the applicable eligibility criteria; provided, further, however, that the aggregate amount of all such acquired convenience store assets included in the Formula Amount prior to the completion of a field examination and appraisal of such assets shall not exceed fifteen (15%) of the Formula Amount at any time.

For the purposes of calculating Undrawn Availability under this definition, any assets being acquired in the proposed acquisition shall be included in the Formula Amount on the date of closing of such acquisition so long as Agent has received an audit or appraisal of such assets as set forth in clause (vii) above, and so long as such assets satisfy the applicable eligibility criteria.

3. Subsection (a) of Section 2.03.1 of the Agreement, entitled “Merger, Consolidation, Acquisition and Dispositions”, is hereby modified and amended by deleting the text “GPM shall have reduced the principal amount outstanding under the M&T Credit Facilities to an amount not greater than sixty-five percent (65%) of the value of the M&T Priority Collateral (as determined by M&T in its reasonable discretion) (the “Reduced LTV Requirement”)” in its entirety and replacing such text with the following: “GPM shall have reduced the principal amount outstanding under the M&T Real Estate Debt to an amount not greater than sixty-five percent (65%) of the value of the M&T Priority Collateral constituting Real Property (as determined by M&T in its reasonable discretion) (the “Reduced LTV Requirement”).”

C. Representations and Warranties. GPM hereby represents and warrants that no Event of Default (as defined in the Agreement) has occurred and is continuing, or would exist with notice or the lapse of time or both, and that all representations and warranties herein and in the other M&T Loan Documents are true and correct in all material respects.

D. Consent to Dissolution. In addition, so long as E Cig Licensing, LLC (as defined in the PNC Credit Agreement) has no operations or material assets, Borrower may cause the dissolution of E Cig Licensing, LLC in accordance with the terms and provisions set forth in the PNC Amendment.

IT IS MUTUALLY AGREED by and between the parties hereto that this Amendment shall become a part of the Agreement by reference and that nothing herein contained shall impair the security now held for said indebtedness, nor shall waive, annul, vary or affect any provision, condition, covenant or agreement contained in the Agreement, except as herein amended, nor affect or impair any rights, powers or remedies under the Agreement, as hereby amended. Furthermore, M&T does hereby reserve all rights and remedies it may have against all parties who may be or may hereafter become primarily or secondarily liable for the repayment of the indebtedness evidenced by the M&T Loan Documents in addition to any other rights and remedies M&T may have under the Agreement or any of the other M&T Loan Documents.

GPM promises and agrees to pay and perform all of the requirements, conditions and obligations under the terms of the M&T Loan Documents and the Agreement, as hereby modified and amended, said documents being hereby ratified and affirmed. The execution and delivery hereof shall not constitute a novation or modification of the lien, encumbrance or security title of any security instrument executed in connection with the M&T Credit Facilities, which security instruments shall retain their priority as originally filed for record. GPM expressly agrees that the M&T Loan Documents and the Agreement are in full force and effect and that GPM has no right to setoff, counterclaim or defense to the payment thereof. Any reference contained in the Agreement, as amended herein, or in any of the M&T Loan Documents to the Agreement shall hereinafter be deemed to be a reference to such document as amended hereby.

This Amendment shall be closed without cost to M&T and all expenses incurred in connection with this closing (including, without limitation, all attorneys’ fees) are to be paid by GPM. M&T is not providing legal advice or services to GPM.

This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to principles of conflict of laws.

This Amendment shall be binding upon and inure to the benefit of any assignee or the respective heirs, executors, administrators, successors and assigns of the parties hereto.

This Amendment may be executed in any number of counterparts, each of which shall be an original but all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute any of such counterparts.

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SECOND AMENDMENT TO SECOND AMENDED AND RESTATED

MASTER COVENANT AGREEMENT

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IN WITNESS WHEREOF, this instrument has been executed under seal by the parties hereto and delivered on the date and year first above written.

GPM:

GPM INVESTMENTS, LLC,

a Delaware limited liability company

By: /s/ Donald P. Bassell (SEAL)

Name: Donald P. Bassell

Title: Chief Financial Officer

By: /s/ Maury Bricks (SEAL)

Name: Maury Bricks

Title: General Counsel

M&T:

M&T BANK,

a New York banking corporation

By: /s/ Drake A. Staniar (SEAL)

Name: Drake A. Staniar

Title: Vice President